Exhibit 99

Dillard’s, Inc. Reports March Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--April 8, 2010--Dillard’s, Inc. (NYSE: DDS) (“Dillard’s” or the “Company”) announced today that merchandise sales (“sales”) for the five weeks ended April 3, 2010 were $526,858,000 compared to sales for the five weeks ended April 4, 2009 of $490,101,000. Total sales increased 8% on a percentage basis. Sales in comparable stores increased 9% for the five-week period. The Company notes that Easter Sunday occurred the first day of the April fiscal month this year and one week later last year. Because of this calendar shift, 2010 March sales results were benefited by a considerable amount of Easter shopping activity which occurred in the first week of April last year. The Company will provide combined March and April sales results on May 6, 2010.

Merchandise sales for the nine weeks ended April 3, 2010 were $1,026,049,000 compared to sales for the nine weeks ended April 4, 2009 of $987,781,000. Total sales increased 4% on a percentage basis. Sales in comparable stores increased 5% for the nine-week period.

During the five weeks ended April 3, 2010, sales were above the average total Company trend in the Central region, consistent with trend in the Eastern region and below trend in the Western region. The sales performances in the juniors’ and children’s apparel category and the shoes category were significantly above trend. Sales in the home and furniture category and cosmetics were significantly below trend during the period.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations